Exhibit 99.1

ADVO,	Inc. (letterhead)

ADVO Explores Strategic Opportunities

Related To MailCoups Subsidiary

WINDSOR, CT (Jan. 31, 2006) – ADVO, Inc. (NYSE: AD) announced today that it is exploring strategic opportunities related to the company’s wholly owned MailCoups, Inc. subsidiary. A franchise co-op direct mail company that produces and distributes coupon offers for small business owners under the SuperCoups® name, MailCoups presently constitutes approximately 1.5% of ADVO revenues. The subsidiary has 95 employees and 56 franchisees.

ADVO is the nation’s leading direct mail media company, with annual revenues of nearly $1.4 billion. Serving 17,000 national, regional and local retailers, the company reaches 114 million households, more than 90% of the nation’s homes, with its ShopWise® shared mail advertising.

The company’s industry-leading targeting technology, coupled with its unparalleled logistics capabilities, enable retailers seeking superior return on investment to target, version and deliver their print advertising directly to consumers most likely to respond.

Demonstrating ADVO’s effectiveness as a print medium, the company’s “Have You Seen Me? ®” missing child card, distributed with each ShopWise® package, is the most recognized mail in America. This signature public service program has been responsible for safely recovering 141 children. The program was created in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service in 1985.

ADVO employs 3,700 people at its 24 mail processing facilities, 33 sales offices and headquarters in Windsor, CT. The company can be visited online at www.ADVO.com.

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CONTACTS:

Investors	Media
Chris Hutter	Pam Kueber
National Vice President, Finance	Vice President, Corporate Communications
ADVO, Inc.	ADVO, Inc
(860) 285-6424	(860) 298-5797